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                                                            OMB APPROVAL
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--------                                            OMB Number:  3236-0104
 FORM 3                                             Expires: September 30, 1998
--------                                            Estimated average burden
                                                    hours per response .... 0.5
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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
                                 Section 17(a)
      of the Public Utility Holding Company Act of 1935 or Section 30(f)
                     of the Investment Company Act of 1940


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
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 1. Name and Address of Reporting Person   2. Date of Event Requiring    4. Issuer Name and Ticker or     6. If Amendment, Date
      Bayou International, Ltd.               Statement                     Trading Symbol                    of Original
----------------------------------------      (Month/Day/Year)           SCNV ACQUISITION CORP. ( )           (Month/Day/Year)
     (Last)     (First)     (Middle)          July 8, 1998               ------------------------------
            210 Kings Way                 ----------------------------  5. Relationship of Reporting     7. Individual or Joint/
----------------------------------------   3. IRS or Social Security          Person to Issuer               Group Filing (Check
             (Street)                         Number of Reporting           (Check all applicable)           Applicable Line)
                                              Person (Voluntary)           ___ Director   X 10% Owner
  South Melbourne, Victoria  3205                                          ___ Officer    ___   Other       X  Form filed by One
   Australia                                                              (give title       (specify           Reporting Person
--------------------------------------     ----------------------------       below)         below)         __ Form filed by More
      (City)      (State)      (Zip)                                      ___________________________          than One Reporting
                                                                                                               Person
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                                                            TABLE 1 -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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 1. Title of Security                         2. Amount of Securities         3. Ownership Form:         4. Nature of Indirect
    (Instr. 4)                                   Beneficially Owned              Direct (D) or              Beneficial
                                                 (Instr. 4)                      Indirect (I)               Ownership (Instr. 5)
                                                                                 (Instr. 5)
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Common Stock, $.01 par value                      499,701                            D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
* If the Form is filed by more than one Reporting Person, see Instruction 5(b)(v).                                  SEC 1473 (9/96)

(Print or Type Responses)

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FORM 3 (CONTINUED)               TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative Security  2. Date            3. Title and Amount of         4. Conver-    5. Owner-   6. Nature of Indirect
   (Instr. 4)                       Exercisable and    Securities Underlying          sion or       ship        Beneficial Ownership
                                    Expiration Date    Derivative Security            Exercise      Form of     (Instr. 5)
                                    (Month/Day/        (Instr. 4)                     Price of      Deriv-
                                    Year)                                             Deri-         ative
                                                                                      vative        Security:
                                                                                      Security      Direct
                                 -------------------------------------------------                  (D) or
                                 Date      Expira-                       Amount or                  Indirect (I)
                                 Exercis-  tion             Title        Number                     (Instr. 5)
                                 able      Date                          of Shares

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Explanation of Responses:

**Intentional misstatements or omissions of facts constitute Federal Criminal        Bayou International, Ltd.
  Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note. File three copies of this Form, one of which must be manually signed.         By: /s/ Peter Lee                  July 8, 1998
      If space provided is insufficient, See Instruction 6 for procedure.              -----------------------------   -------------
                                                                                      (Signature of Reporting Person)       Date
Potential persons who are to respond to the collection of information contained         PETER LEE,
in this form are not required to respond unless the form displays a currently           Chief Financial Officer
valid OMB Number.
                                                                                                                             Page 2
                                                                                                                    SEC 1473 (8/92)
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